Exhibit 10.5

EMPLOYMENT AGREEMENT

                THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between Sean Moriarty (“Executive”) and Ticketmaster, a Delaware corporation (the “Company”), as of the 5th day of August, 2008.

                WHEREAS, the Company and Executive expect that IAC/InterActiveCorp, a Delaware corporation (“IAC”), will cause the Company to become a separate public entity (the “Spin-Off”);

                WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated as of March 13, 2003, as amended by that certain Amendment No. 1 to Employment Agreement dated as of February 24, 2006 (the “Prior Employment Agreement”);

                WHEREAS, the Company desires to establish its right to the services of Executive for a period beginning on the date the Spin-Off occurs (the “Effective Date”), in the capacity described below, on the terms and conditions hereinafter set forth, and Executive is willing to accept such employment on such terms and conditions.

                NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Executive and the Company have agreed and do hereby agree as follows:

1A.          EMPLOYMENT.  During the Term (as defined below), the Company shall employ Executive, and Executive shall be employed, as President and Chief Executive Officer of the Company.  During Executive’s employment with the Company, Executive shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with Executive’s position and shall render such services on the terms set forth herein.  During Executive’s employment with the Company, as determined by the Board of Directors of the Company (the “Board”), Executive shall directly report either (i) to the Board, or (ii) to the Chairman of the Board (whether or not an executive Chairman) and the Board (such reporting person or persons described in clause (i) or (ii), the “Reporting Officer”).  Executive shall have such powers and duties with respect to the Company as may reasonably be assigned to Executive by the Reporting Officer, to the extent consistent with Executive’s position.  Executive shall be the most senior operating executive of the Company and shall have the authority to run and conduct the day to day operations of the Company, subject to the oversight and direction of the Reporting Officer.  All employees of the Company shall report (directly or indirectly) to Executive.  Executive agrees to devote all of Executive’s working time, attention and efforts to the Company and to perform the duties of Executive’s position in accordance with the Company’s policies of which Executive is aware as in effect from time to time.

Notwithstanding anything to the contrary herein, Executive may (i) serve as a director or member of a committee or organization involving no actual or potential conflict of interest with the Company and its subsidiaries and affiliates; (ii) deliver lectures and fulfill speaking engagements; (iii) engage in charitable and community activities; and (iv) invest his personal assets in such form or manner that will not violate this Agreement or require services on the part of Executive in the operation or affairs of the companies in which those investments are made; provided the activities described in clauses (i), (ii), (iii) or (iv) do not materially affect or interfere with the performance of Executive’s duties and obligations to the Company or conflict with such policies as may be adopted from time to time by the Board.  Executive’s principal place of employment shall be the Company’s offices located in Los Angeles, CA.

2A.                             TERM.  The term of this Agreement (the “Term”) shall begin on the Effective Date and shall end on the fourth anniversary of the Effective Date unless sooner terminated as a result of the termination of Executive’s employment in accordance with the provisions of Section 1 of the Standard Terms and Conditions attached hereto.  Notwithstanding the termination of the Term, certain terms and conditions herein may specify a greater period of effectiveness.  If for any reason the Spin-Off does not occur by February 1, 2009, this Agreement shall terminate automatically and be null and void.

3A.                             COMPENSATION.

                                                (a)                                  BASE SALARY.  Commencing as of the date of execution of this Agreement and continuing through the Term, Company shall pay Executive an annual base salary of $700,000 (the “Base Salary”), payable in equal biweekly installments (or, if different, in accordance with the Company’s payroll practice as in effect from time to time).  During the Term, the Base Salary will be reviewed annually and is subject to increase (but not decrease) at the discretion of the Board.  For all purposes under this Agreement, the term “Base Salary” shall refer to the Base Salary as in effect from time to time.

                                                (b)                                 BONUS.  Commencing as of the date of execution of this Agreement and continuing through the Term, Executive shall be eligible to receive discretionary annual bonuses, with a target annual bonus of 100% of Base Salary, with such annual bonus to be paid not later than March 15 of the calendar year immediately following the calendar year with respect to which such annual bonus relates (unless Executive has elected to defer receipt of such bonus pursuant to an arrangement that meets the requirements of Section 409A (as defined below)).

                                                                                                In the event Executive’s employment terminates at the expiration of the Term, the Company shall pay to Executive at the time when bonuses for the calendar year in which the date of termination occurs would otherwise be paid (but in no event later than the 15th day of the third month following the close of such calendar year unless Executive has previously elected to defer the receipt of such bonus pursuant to an arrangement that meets the requirements of Section 409A), any bonus that would have been earned by Executive during such calendar year if such termination had not occurred, which bonus, if any, shall be based on the extent to which the Company achieved pre-established performance criteria, if any, on whatever relationship between performance and payout was approved by the Board, pro rated for the portion of the year during which Executive was employed (but which shall not include discretionary bonuses or bonuses where the Board (or an appropriate Committee) retained general discretion (unrelated to the termination of employment) to reduce the award and the Board (or such Committee) elects to apply such discretion to reduce the bonus ).  Executive shall also be eligible for a discretionary bonus for the portion of the year served through termination.

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                (c)                                  GRANT OF RESTRICTED STOCK UNITS.   As promptly as practicable following the Effective Date, Executive shall be granted, under and subject to the provisions of the Company’s Stock and Annual Incentive Plan then in effect (the “Company Incentive Plan”) and this Agreement, an award of a number of Company restricted stock units (“Company RSUs”) (each such unit corresponding to one share of common stock of the Company (“Company Common Stock”) determined by dividing $2,000,000 by the value of a share of Company Common Stock utilized by IAC to convert all of IAC’s pre-existing equity awards into Company equity awards, rounded to the nearest whole number of Company RSUs (such award, the “Cliff Vesting Award”).  Contingent upon satisfaction of the performance criteria attached hereto as Exhibit A, which criteria have been approved by IAC’s Compensation Committee, the Cliff Vesting Award shall vest and no longer be subject to any restriction on the four-year anniversary of the Effective Date, except as otherwise provided in this Agreement.  Promptly following the Spin-Off, the Company shall issue an award letter setting forth the exact number of Company RSUs represented by the Cliff Vesting Award and the other terms and conditions pertaining to the Cliff Vesting Award as set forth herein.  In the event of any conflict between such letter and the Company Incentive Plan, on the one hand, and this Agreement, on the other, this Agreement shall prevail.

                (d)                                 GRANT OF STOCK OPTIONS.  On the Effective Date, Executive shall be granted three separate options to acquire Company Common Stock (collectively, the “Initial Option Award”).  Each option subject to the Initial Option Award shall vest annually in equal installments over four years (except as otherwise provided in this Agreement) and otherwise shall be subject to the terms and conditions of the Company Incentive Plan and this Agreement.

                                                                                                (i)                                     Exercise Price per Share.  The per share exercise price of each option subject to the Initial Option Award shall be established at the time of grant as follows:

                                                                                                                                                (1)           Option 1: Exercise price = $2.5 billion minus the Initial Debt divided by the Share Count;

                                                                                                                                                (2)           Option 2: Exercise price = $3.0 billion minus the Initial Debt divided by the Share Count; and

                                                                                                                                                (3)           Option 3: Exercise price = $3.5 billion minus the Initial Debt divided by the Share Count.

                                                                                                                                                Notwithstanding the foregoing, in the event any of the foregoing formulae would result in the grant of an option with an exercise price below the Fair Market Value (as defined in the Company Incentive Plan) of the Company Common Stock on the date of grant, such exercise price shall instead be the Fair Market Value (as defined in the Company Incentive Plan) of the Company Common Stock on such date of grant.

                                                                                                (ii)                                  Number of Shares Subject to Each Option.  The number of shares of Company Common Stock subject to each option underlying the Initial Option Award shall be determined by dividing (a) $5.0 million, by (b) (i) (x) $5.0 billion, minus (y) the Initial Debt, divided by (ii) the Share Count, minus (iii) the per share exercise price of such option (for the

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avoidance of doubt, the amount represented by clause (iii) shall be subtracted from the quotient of clause (i) divided by clause (ii)).  The “Initial Debt” shall be the total borrowings of the Company outstanding at the time of the Spin-Off under any bank facility or other long-term indebtedness, and the “Share Count” shall be the number of shares of Company Common Stock outstanding immediately following the Spin-Off calculated on an absolute basis.

                                                                                                (iii)                               Example.  By way of example only, if the Initial Debt was $750 million and the Share Count was 55.4 million, and the initial trading price of the Company’s common stock following the Spin-Off was equal to or less than $31.59, then the per share exercise price of Option 1 would be $31.59 and the number of shares of Company Common Stock subject to Option 1 would be 110,803 (i.e., $5.0 million divided by $45.1248 (or $4.250 billion/55.4 million minus $31.59/share)).  Under the same facts, the per share exercise price of Option 2 would be $40.61 (i.e., $3.0 billion minus Initial Debt of $750 million, divided by Share Count of 55.4 million) and the number of shares of Company Common Stock subject to Option 2 would be 151,591 (i.e., $5.0 million divided by $32.9385).

                                                                                                (iv)                              Other Terms.  Each option subject to the Initial Option Award shall be subject to the following additional terms and conditions, notwithstanding any provisions to the contrary in the Company Incentive Plan:  (a) the “Term” of the options shall be ten (10) years from the date of grant; (b) the definition of “Cause” in the Company Incentive Plan shall be the same definition of “Cause” as set forth in Section 1(c) of the Standard Terms and Conditions attached hereto; (c) the options shall be exercisable at all times if and to the extent the options are vested and not otherwise forfeited, cancelled or expired, subject to the terms of the Company Incentive Plan pertaining to the method of exercise of the options; and (d) Section 5(i)(iv) of the Company Incentive Plan shall apply to any Qualifying Termination and, in such event, the options shall remain exercisable for the period of time described in Section 1(d)(i)(C) of the Standard Terms and Conditions attached hereto (not the 90th day following termination without Cause as provided in the Company Incentive Plan).

                                                                                                (v)                                 Award Letter.  Promptly following the Spin-Off, the Company shall issue an award letter setting forth the exact number of Company options represented by the Initial Option Award and the other terms and conditions pertaining to the Initial Option Award that are set forth in this Agreement.  In the event of any conflict between such letter and the Company Incentive Plan, on the one hand, and this Agreement, on the other, this Agreement shall prevail.

                (d)                                 ADDITIONAL EQUITY AWARDS.  Executive shall be eligible to be considered for additional equity awards during each year of the Term at the discretion of the Board (or an appropriate committee thereof).  In determining whether to make such additional awards and in determining the nature and level of any such additional awards, the Board (or Committee) may take into account Executive’s entire compensation history and prospects, including his equity awards granted prior to, in connection with, and after, the execution of this Agreement, all with a view towards providing Executive with effective retention incentives, appropriate rewards for past performance and incentives for strong future performance.

                (e)                                  BENEFITS.  From the Effective Date through the date of termination of Executive’s employment with the Company for any reason, Executive shall be entitled to

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participate in any welfare, health and life insurance and pension benefit, perquisite and fringe benefit programs as may be adopted from time to time by the Company on the same basis as that provided to similarly situated employees of the Company.  Without limiting the generality of the foregoing, Executive shall be entitled to the following benefits:

                                                                                                (i)            Reimbursement for Business Expenses.  During the Term, the Company shall reimburse Executive for all reasonable, necessary and documented expenses incurred by Executive in performing Executive’s duties for the Company, on the same basis as similarly situated employees and in accordance with the Company’s policies as in effect from time to time.

                                                                                                (ii)           Vacation.  During the Term, Executive shall be entitled to paid vacation each year, in accordance with the plans, policies, programs and practices of the Company applicable to similarly situated employees of the Company generally.

4A.          BOARD.  Executive shall be a member of the Board at the time of the Spin-Off, and the Company agrees to nominate him to the Board annually throughout the Term.  In the event Executive’s employment ends at any time and for any reason, Executive agrees that, in the absence of an agreement with the Board to the contrary, Executive will resign his position as director simultaneously with the termination of his employment.

5A.          NOTICES.  All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested, or by hand delivery, or by overnight delivery by a nationally recognized carrier, in each case to the applicable address set forth below, and any such notice is deemed effectively given when received by the recipient (or if receipt is refused by the recipient, when so refused):

If to the Company:	Ticketmaster
8800 Sunset Boulevard
West Hollywood, CA 90069
Attention: General Counsel

If to Executive:	Sean Moriarty
At the last address indicated in the Company’s records.

With a courtesy copy (which shall not constitute notice) to:

Jackoway Tyerman Wertheimer Austen Mandelbaum
Morris & Klein, P.C.
1925 Century Park East, 22nd Floor
Los Angeles, CA 90067
Fax. 310 203-2518
Attn: Alan J. Epstein, Esq.

Either party may change such party’s address for notices by notice duly given pursuant hereto.

6A.          GOVERNING LAW; JURISDICTION.  This Agreement and the legal relations thus created between the parties hereto (including, without limitation, any dispute arising out of or

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related to this Agreement) shall be governed by and construed under and in accordance with the internal laws of the State of California without reference to its principles of conflicts of laws.  Any dispute between the parties hereto arising out of or related to this Agreement will be heard and determined before an appropriate federal court located in the State of California in Los Angeles County, or, if not maintainable therein, then in an appropriate California state court located in Los Angeles County, and each party hereto submits itself and its property to the exclusive jurisdiction of the foregoing courts with respect to such disputes.

Each party hereto (i) agrees that service of process may be made by mailing a copy of any relevant document to the address of the party set forth above, (ii) waives to the fullest extent permitted by law any objection which it may now or hereafter have to the courts referred to above on the grounds of inconvenient forum or otherwise as regards any dispute between the parties hereto arising out of or related to this Agreement, (iii) waives to the fullest extent permitted by law any objection which it may now or hereafter have to the laying of venue in the courts referred to above as regards any dispute between the parties hereto arising out of or related to this Agreement, and (iv) agrees that a judgment or order of any court referred to above in connection with any dispute between the parties hereto arising out of or related to this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

7A.          COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

8A.          STANDARD TERMS AND CONDITIONS.  Executive expressly understands and acknowledges that the Standard Terms and Conditions attached hereto are incorporated herein by reference, deemed a part of this Agreement and are binding and enforceable provisions of this Agreement.  References to “this Agreement” or the use of the term “hereof” shall refer to this Agreement and the Standard Terms and Conditions attached hereto, taken as a whole.

9A.          SECTION 409A OF THE INTERNAL REVENUE CODE.  This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations issued thereunder (“Section 409A”) or an exemption and shall in all respects be administered in accordance with Section 409A.    Notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment may only be made upon a “separation from service” as determined under Section 409A.  Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A.  In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement.  All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A.   In the event the parties determine that the terms of this Agreement do not comply with Section 409A, they will negotiate reasonably and in good faith to amend the terms of this Agreement such that it complies (in a manner that attempts to minimize the economic impact of such amendment on Executive and the Company) within the time period permitted by the applicable Treasury Regulations.  In no event shall the Company be required to pay Executive any “gross-up” or other payment with respect to any taxes or penalties imposed under

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Section 409A with respect to any benefit paid to Executive hereunder.

[The Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Executive has executed and delivered this Agreement as of the date first set forth above.

TICKETMASTER

/s/ Gregory R. Blatt
By: Gregory R. Blatt
Title: Vice President

/S/ SEAN MORIARTY
SEAN MORIARTY

STANDARD TERMS AND CONDITIONS

1.                                       TERMINATION OF EXECUTIVE’S EMPLOYMENT.

                                                (a)                                  DEATH.  In the event Executive’s employment is terminated by reason of Executive’s death, the Company shall pay Executive’s designated beneficiary or beneficiaries, within thirty (30) days of Executive’s death in a lump sum in cash, (i) Executive’s Base Salary through the end of the month in which death occurs, and (ii) any other Accrued Obligations (as defined in Section 1(f) below).   Additionally, Executive shall be entitled to the same bonus provisions as apply in the event Executive’s employment terminates upon expiration of this Agreement as set forth in the second paragraph of Section 3A(b) above.

                                                (b)                                 DISABILITY.  If, as a result of Executive’s medically-determined incapacity due to physical or mental illness (“Disability”), Executive shall have been unable to perform substantially the duties pertaining to his employment with or without reasonable accommodation for a period of six (6) consecutive months and, within thirty (30) days after written notice is provided to Executive by the Company (in accordance with Section 4A hereof), Executive shall not have returned to perform substantially such duties, Executive’s employment may be terminated by the Company for Disability.  During any period prior to such termination during which Executive is unable to perform substantially such duties due to Disability, the Company shall continue to pay Executive’s Base Salary at the rate in effect at the commencement of such period of Disability, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company, and the Company shall continue to provide all benefits to Executive hereunder.  Upon termination of Executive’s employment due to Disability, the Company shall pay Executive within thirty (30) days of such termination (i) Executive’s Base Salary through the end of the month in which termination occurs in a lump sum in cash, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company; and (ii) any other Accrued Obligations.  Additionally, Executive shall be entitled to the same bonus provisions as apply in the event Executive’s employment terminates upon expiration of this Agreement as set forth in the second paragraph of Section 3A(b) above.

                                                (c)                                  TERMINATION FOR CAUSE OR WITHOUT GOOD REASON.  The Company, acting only through its Board of Directors, may terminate Executive’s employment for Cause (as defined below) only by written notice to Executive and pursuant to the terms of this Section 1(c).  Upon the termination of Executive’s employment by the Company for Cause, or by Executive without Good Reason, the Company shall have no further obligation hereunder, except for the payment of any Accrued Obligations.

                                                                                                As used herein, “Cause” shall consist only of:  (i) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by Executive; provided, however, that after indictment, the Company may suspend Executive from the rendition of services, but without limiting or modifying in any other way the Company’s obligations under this Agreement; provided, further, that Executive’s employment shall be immediately reinstated if the indictment is dismissed or otherwise dropped and there are not otherwise grounds to terminate Executive’s employment for Cause; (ii) a material breach by Executive of any of the material covenants made by Executive in Section 4 hereof that causes material harm to the Company; provided, however, that in the event such material breach and material harm are curable, Executive shall have failed to remedy such material breach and cured such material harm within ten (10) business days after Executive having received a written demand for cure by the Board, which demand specifically identifies the manner in which the Company believes that Executive has materially breached any of the material covenants made by Executive in Section 4 hereof and the nature of the resulting harm; (iii) the willful or gross neglect by Executive of the material duties required by this Agreement following receipt of written notice from the Reporting Officer which specifically identifies the nature of such willful or gross neglect and a reasonable opportunity to cure of no less than ten (10) business days after Executive has received such written notice, and (iv) a material breach by Executive of a fiduciary duty owed to the Company, or a willful and material violation by Executive of any Company policy pertaining to ethics or conflicts of interest, but in each case only if the Board determines, in the Board’s good faith discretion, that such material breach or violation undermines the Board’s confidence in Executive’s fitness to continue in his position, taking into account any remedial action taken by Executive, as evidenced in writing from the Board.

                                                (d)                                 TERMINATION BY THE COMPANY OTHER THAN FOR DEATH, DISABILITY OR CAUSE OR RESIGNATION BY EXECUTIVE FOR GOOD REASON.

                                                                                                (i)                                     Consequence of a Qualifying Termination.  The Company, acting only through its Board of Directors, may terminate Executive’s employment without Cause, and Executive may terminate his employment for Good Reason, only by providing written notice to the other party and pursuant to the terms of this Section 1(d).  If Executive’s employment hereunder is terminated by the Company at any time during the time period commencing on the date of execution of this Agreement (even if such date is prior to the Effective Date) and ending on the expiration of the Term for any reason other than Executive’s death, Disability or Cause, or if Executive terminates his employment hereunder at any time during such time period for Good Reason (any such termination, a “Qualifying Termination”), then:

                                                                                                (A)     the Company shall continue to pay to Executive the Base Salary for a period of twenty-four months following the date of the Qualifying Termination (the “Severance Period”), payable in equal biweekly installments (or, if different, in accordance with the Company’s payroll practice as in effect from time to time);

                                                                                                (B)     the Company shall pay Executive within thirty (30) days of the date of the Qualifying Termination in a lump sum in cash any Accrued Obligations;

                                                                                                (C)     any portion of the Initial Option Award granted to Executive after the Effective Date that are outstanding and unvested at the date of such Qualifying Termination shall vest in full as of the date of the Qualifying Termination and shall remain exercisable for the lesser of (x) 18 months following such Qualifying Termination, or (y) the scheduled expiration date of the Initial Option Award;

                                                                                                (D)     the portion of the Cliff Vesting Award that, but for such Qualifying Termination, would have vested from the date of grant of the Cliff Vesting Award through the 12-month period following such Qualifying Termination if the Cliff Vesting Award vested annually, on a pro rata basis, over its vesting period rather than 100% at the end of the vesting period, shall vest as of the date of such termination of employment (e.g., if the date of termination occurred between the one and two-year anniversaries of the Effective Date, 50% of the Company RSUs subject to the Cliff Vesting Award would vest on the date of termination and if the date of termination occurred between the two and three-year anniversaries of the Effective Date, 75% of the Company RSUs subject to the Cliff Vesting Award would vest on the date of termination); provided that a minimum of 50% of the Cliff Vesting Award shall vest following a Qualifying Termination; provided further, however, that any Company RSUs that would vest under this provision but for the fact that outstanding performance conditions have not been satisfied shall vest only if, and at such point as, such performance conditions are satisfied; provided, further, however, if such Cliff Vesting Award constitutes “nonqualified deferred compensation” within the meaning of Section 409A, the delivery of shares of Company Common Stock or cash (as applicable) in settlement of such awards shall, in no event, be made earlier than on the date that is six months after Executive’s “separation from service,” if required by Section 409A, or if earlier (and subject to the immediately previous proviso), immediately following any permissible payment event under Section 409A;

                                                                                                (E)      all compensatory equity-based awards (including without limitation restricted stock, restricted stock units and stock options) granted or awarded to Executive by IAC prior to the Effective Date, as converted in the Spin-Off  (collectively, the “Existing Awards”) shall vest fully and immediately as of the date of the Qualifying Termination; provided, however, if such Existing Awards constitute “nonqualified deferred compensation” within the meaning of Section 409A, the delivery of shares of Company Common Stock or cash (as applicable) in settlement of such awards shall, in no event, be made earlier than on the date that is six months after Executive’s “separation from service,” if required by Section 409A, or if earlier (and subject to the immediately previous proviso), immediately following any permissible payment event under Section 409A; and

                                                                                                (F)      Executive shall be entitled to the same bonus provisions as apply in the event Executive’s employment terminates upon expiration of this Agreement.

                                                                                                (ii)                                  Section 409A.  Notwithstanding the provisions of this Section 1(d)(i), in the event that Executive is a “specified employee” (within the meaning of Section 409A) on the date of termination of Executive’s employment with the Company and the payments of Base Salary and pro-rated bonus pursuant to Sections 1(d)(i)(A) and (F) above (collectively, the “Cash Severance Payments”) to be paid within the first six months following such date (the “Initial Payment Period”) exceed the amount referenced in Treas. Regs. Section 1.409A-1(b)(9)(iii)(A) (the “Limit”), then (i) any portion of the Cash Severance Payments that is payable during the Initial Payment Period that does not exceed the Limit shall be paid at the times set forth in Section 1(d)(i), (ii) any portion of the Cash Severance Payments that exceeds the Limit (and would have been payable during the Initial Payment Period but for the Limit) shall be paid, with Interest, on the first business day of the first calendar month that begins after the six-month anniversary of Executive’s “separation from service” (within the meaning of Section 409A) and

(iii) any portion of the Cash Severance Payments that is payable after the Initial Payment Period shall be paid at the times set forth in Section 1(d)(i)(A) above.  For purposes of this paragraph, Interest shall mean the then applicable borrowing rate of the Company as of the commencement of such delay, with Interest accruing from the date on which payment would otherwise have been made but for any required delay through the date of actual payment.

                                                                                                (iii)          “Good Reason” Defined.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without Executive’s prior written consent: (A) a material change in the geographic location at which Executive is required by the Reporting Officer to permanently perform his services; (B) a material or significant diminishment by the Company of Executive’s duties, responsibilities or operational authority from those set forth in Section 1A above; provided that the direct involvement in significant transactional and strategic matters of the Company from time to time by the Chairman and/or Vice Chairman of the Board (collectively, the “Direct Activities”), including through direct interactions with third parties and other Company executives, shall not constitute such a diminishment, so long as the Chairman and/or Vice Chairman use good faith efforts to inform Executive promptly of any material direct activities in situations where it is reasonably appropriate to do so;  (C) Executive is required to report to someone other than the Reporting Officer;  (D) Executive is not nominated by the Board for election to the Board of Directors of the Company at any time during the Term; or (E) the Company materially breaches any material term or condition of this Agreement; provided that in no event shall Executive’s resignation be for “Good Reason” unless (x) an event or circumstance set forth in clauses (B), (C), (D) or (E) shall have occurred that is an isolated and inadvertent action not taken in bad faith and Executive provides the Company with written notice thereof within ninety (90) days after Executive has knowledge of the occurrence or existence of such event or circumstance, which notice specifically identifies the event or circumstance that Executive believes constitutes Good Reason, (y) if the circumstance or event is curable, the Company fails to correct the circumstance or event so identified within thirty (30) days after the receipt of such notice, and (z) Executive resigns within thirty (30) days after the expiration of the Company’s cure period referred to in clause (y) above.

                                                                                                (iv)          Execution of Release and Compliance with Restrictive Covenants.  The payment to Executive of the severance benefits described in this Section 1(d) (including any accelerated vesting) shall be subject to Executive’s execution and non-revocation of a general release of the Company and its affiliates, in the form attached hereto as Exhibit B, within 60 days of the date of termination of Executive’s employment, and Executive’s compliance with the restrictive covenants set forth in Section 4 hereof (other than any non-compliance that is immaterial or does not result in material harm to the Company or its affiliates, and, if curable, is cured by Executive promptly after receipt of notice thereof given by the Company).  Executive acknowledges and agrees that the severance benefits described in this Section 1(d) constitute good and valuable consideration for such release.

                (e)                                  NO MITIGATION; OFFSET.  In the event of termination of Executive’s employment pursuant to Section 1(d), Executive shall not be obligated to seek other employment or take any actions to mitigate the payments or continuation of benefits required under Section 1(d) hereof.  If Executive obtains other employment (whether or not comparable and whether or not in the same geographic location) during the Severance Period, the amount of any Base Salary payments otherwise owing to Executive pursuant to Section 1(d)(i)(A) above during the Severance Period shall be reduced only by the amount of cash compensation earned by Executive from such other employment during the Severance Period.  For the avoidance of doubt, the foregoing right of offset shall not apply with respect to any stock options, restricted stock or other equity incentives, benefits or expense reimbursements, received by Executive from such other employment during the Severance Period.  For purposes of this Section 1(e), Executive shall have an obligation to inform the Company regarding Executive’s employment status following termination and during the Severance Period.

                (f)                                    ACCRUED OBLIGATIONS.  As used in this Agreement, “Accrued Obligations” shall mean the sum of (i) any portion of Executive’s accrued but unpaid Base Salary through the date of death or termination of employment for any reason, as the case may be; (ii) any compensation previously earned but deferred by Executive (together with any interest or earnings thereon) that has not yet been paid and that is not otherwise to be paid at a later date pursuant to any deferred compensation arrangement of the Company to which Executive is a party, if any; (iii) other than in the event of Executive’s resignation without Good Reason or termination by the Company for Cause (except as required by applicable law), any portion of Executive’s accrued but unpaid vacation pay through the date of death or termination of employment; (iv) any reimbursements that Executive is entitled to receive under Section 3A(d)(i) of the Agreement; and (v) any vested benefits or amounts that Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company in accordance with the terms thereof (other than any such plan, policy, practice or program of the Company that provides benefits in the nature of severance or continuation pay).

2.                                       TREATMENT OF EXECUTIVE’S INITIAL EQUITY AWARDS AND EXISTING AWARDS IN THE EVENT OF A CHANGE OF CONTROL OF THE COMPANY.  In the event that, during the Term, there is consummated a Change of Control (as defined in the Company Incentive Plan), any portion of the Initial Option Award, the Cliff Vesting Award and the Existing Awards that are outstanding and unvested at the time of such Change of Control shall be treated as if Executive had experienced a Qualifying Termination on the date of consummation of such Change of Control (i.e., in accordance with Sections 1(d) above).  In the event any portion of the Cliff Vesting Award or any Existing Awards remain unvested following such Change of Control after application of the foregoing sentence, the agreements effectuating the Change of Control shall provide for the assumption or substitution of the unvested portion of such awards by the successor entity (unless the successor entity is the Company, in which case the unvested portion of such awards shall remain outstanding in accordance with their terms).  In the event no such substitution is made, all unvested awards shall vest.  In the event such substitution is made, then all such awards shall vest in the event of a subsequent Qualifying Termination.

3.                                       CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY

                                                (a)           Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”)

in an amount such that, after payment by Executive of all federal, state and local taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income and payroll taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed pursuant to Section 409A of the Code, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay Federal income tax at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in Federal income taxes that could be obtained from deduction of such state and local taxes.  The Company’s obligation to make Gross-Up Payments under this Section 3 shall not be conditioned upon Executive’s termination or continuation of employment.

                                                (b)                                 Subject to the provisions of Section 3(c), all determinations required to be made under this Section 3, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm as may be designated by Executive (the “Accounting Firm”).  The Accounting Firm shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment or such earlier time as is requested by the Company.  In the event that the Accounting Firm is serving as accountant or auditor for the Company, IAC, any other Spincos or any direct or indirect subsidiary or affiliate of any of the foregoing, or the individual, entity or group (or any direct or indirect subsidiary or affiliate thereof) effecting the Change of Control, Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any determination by the Accounting Firm shall be binding upon the Company and Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder.  In the event the Company exhausts its remedies pursuant to Section 3(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

                                                (c)                                  Executive shall notify the Company in writing of any claim by the Internal Revenue Service and/or any other taxing authority that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable, but no later than ten (10) business days after Executive is informed in writing of such claim.  Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Executive in writing prior to the expiration of such period that the Company desires to contest such claim, Executive shall:

                                (i)            give the Company any information reasonably requested by the Company relating to such claim,

                                (ii)           take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                                (iii)          cooperate with the Company in good faith in order effectively to contest such claim; and

                                (iv)          permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold Executive harmless, on a fully grossed-up after-tax basis, for any Excise Tax and income tax (including interest and penalties) imposed as a result of such representation and payment of such costs and expenses.  Without limitation on the foregoing provisions of this Section 3(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of Executive and direct Executive to sue for a refund or contest the claim, at the sole cost and expense of the Company, in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs Executive to sue for a refund, the Company shall indemnify and hold Executive harmless, on a fully grossed-up after-tax basis, from any Excise Tax and income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.  The Company also shall indemnify Executive for any reasonable professional fees and costs (on a fully grossed-up basis consistent with the principles of this Section 3) that he pays or incurs in connection with the analysis of the applicability of the Excise Tax and in connection with the defense of any tax audit, investigation or judicial or administrative proceeding pertaining to the Excise Tax.  For the avoidance of doubt, the fees and expenses of the Accounting Firm and the Auditor shall be borne solely by the Company.

                                                (d)                                 If, after the receipt by Executive of a Gross-Up Payment or payment by the Company of an amount on Executive’s behalf pursuant to Section 3(c), Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Section 3(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after payment by the Company of an amount on Executive’s behalf pursuant to Section 3(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                                                (e)                                  Any Gross-Up Payment, as determined pursuant to this Section 3, shall be paid by the Company to Executive within five (5) days of the receipt of the Accounting Firm’s determination; provided that, the Gross-Up Payment shall in all events be paid no later than the end of Executive’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 3(c) that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved.  Notwithstanding any other provision of this Section 3, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of Executive, all or any portion of any Gross-Up Payment, and Executive hereby consents to such withholding.

                                                (f)                                    Definitions.  The following terms shall have the following meanings for purposes of this Section 3.

                                                                                                (i)            “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

                                                                                                (ii)           “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

                                                                                                (iii)          “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise.

                                                                                                (iv)          “Safe Harbor Amount” means 2.99 times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

4.                                       CONFIDENTIAL INFORMATION; NON-COMPETITION; NON-SOLICITATION; AND PROPRIETARY RIGHTS.

                                                (a)                                  CONFIDENTIALITY.  Executive acknowledges that, while employed by the Company, Executive will occupy a position of trust and confidence.  The Company, its subsidiaries and/or affiliates may provide Executive with “Confidential Information” as referred to below.  Executive shall not, except in connection with the good faith performance by Executive of his duties hereunder, as required by applicable law or in connection with the enforcement of his rights under this Agreement, without limitation in time, communicate, divulge, disseminate, disclose to others or otherwise use, any Confidential Information regarding the Company and/or any of its subsidiaries and/or affiliates.

                                                                                                “Confidential Information” shall mean information about the Company or any of its subsidiaries or affiliates, and their respective businesses, employees, consultants, contractors, clients and customers that is not disclosed by the Company or any of its subsidiaries or affiliates for financial reporting purposes or otherwise generally made available to, or in the possession of, the public (other than by Executive’s breach of the terms hereof) and that was learned or developed by Executive in the course of employment by the Company or any of its subsidiaries or affiliates, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information.  Notwithstanding the foregoing provisions, if Executive is required to disclose any such confidential or proprietary information pursuant to applicable law or a subpoena or court order, Executive shall promptly notify the Company of any such requirement so that the Company may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof.  Executive shall reasonably cooperate with the Company (at the Company’s sole expense) to obtain such a protective order or other remedy.  If such order or other remedy is not obtained prior to the time Executive is required to make the disclosure, or the Company waives compliance with the provisions hereof, Executive shall be permitted to disclose only that portion of the confidential or proprietary information which he is advised by counsel that he is legally required to so disclose.  Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and its subsidiaries or affiliates, and that such information gives the Company and its subsidiaries or affiliates a competitive advantage.  Executive agrees to deliver or return to the Company, at the Company’s request at any time or upon termination or expiration of Executive’s employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company and its subsidiaries or affiliates or prepared by Executive in the course of Executive’s employment by the Company and its subsidiaries or affiliates, other than Executive’s personal files that do not contain Confidential Information and a copy of Executive’s rolodex.  As used in this Agreement, “subsidiaries” and “affiliates” shall mean any company controlled by, controlling or under common control with the Company.  A company, corporation, partnership, limited liability company, joint venture or other entity (“Person”) shall be deemed to “control” another Person if such Person owns, directly or indirectly, or controls the right to vote, more than 50% of the equity of such other Person.

                                                (b)                                 NON-SOLICITATION OF EMPLOYEES.  Executive recognizes that he may possess Confidential Information about other employees, consultants and contractors of the Company and its subsidiaries or affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with suppliers to and customers of the Company and its subsidiaries or affiliates.  Executive recognizes that the information he possesses about these other employees, consultants and contractors is not generally known, may be of substantial value to the Company and its subsidiaries or affiliates in developing their respective businesses and in securing and retaining customers, and will be acquired by Executive because of Executive’s business position with the Company.  Executive agrees that, during the twenty-four month period following his termination of employment with the Company for any reason (the “Restricted Period”), Executive will not, directly or indirectly, solicit or recruit any employee of (i) the Company and/or (ii) its subsidiaries and/or affiliates with whom Executive has had direct contact during his employment hereunder, in all cases, for the purpose of being employed by Executive or by any business, individual, partnership, firm, corporation or other entity on whose behalf Executive is acting as an agent, representative or employee and that Executive will not convey any such Confidential Information or trade secrets about employees of the Company or any of its subsidiaries or affiliates to any other person except within the scope of Executive’s duties hereunder.  Notwithstanding the foregoing, Executive is not precluded from soliciting any individual who (i) responds to any public advertisement or general solicitation; (ii) has been terminated by the Company prior to the solicitation; or (iii) was Executive’s personal assistant or secretary.

                                                (c)                                  NON-SOLICITATION OF CUSTOMERS.  During the Restricted Period, Executive shall not, without the written consent of the Company, solicit, request or instruct, directly or indirectly, any venue, promoter, touring artist, team, league or any other party, in each case with respect to which the Company and or any of its subsidiaries or affiliates provided such party with services pursuant to a contractual relationship   during the last twelve (12) months of the Term (collectively, the “Business Partners”)  to use the services of any competitor of the Company in a manner that could reasonably be expected to result in the cessation or a material reduction in the amount of business between the Business Partners and the Company and/or any of its subsidiaries or affiliates.  For the avoidance of doubt, Executive may solicit Business Partners during the Restricted Period with respect to transactions or matters that are not competitive with the business of the Company and/or any of its subsidiaries or affiliates without being in violation of this Section 4(c).

                                                (d)                                 PROPRIETARY RIGHTS; ASSIGNMENT.  All Employee Developments (defined below) shall be considered works made for hire by Executive for the Company or, as applicable, its subsidiaries or affiliates, and Executive agrees that all rights of any kind in any Employee Developments belong exclusively to the Company.  In order to permit the Company to exploit such Employee Developments, Executive shall promptly and fully report all such Employee Developments to the Company.  Except in furtherance of his obligations as an employee of the Company, Executive shall not use or reproduce any portion of any record associated with any Employee Development without prior written consent of the Company or, as applicable, its subsidiaries or affiliates.  Executive agrees that in the event actions of Executive are required to ensure that such rights belong to the Company under applicable laws, Executive will cooperate and take whatever such actions are reasonably requested by the Company, whether during or after the Term, and without the need for separate or additional compensation.  “Employee Developments” means any idea, know-how, discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work of authorship, in each case, (i) that (A) concerns or relates to the actual or anticipated business, research or development activities, or operations of the Company or any of its subsidiaries or affiliates, or (B) results from or is suggested by any undertaking assigned to Executive or work performed by Executive for or on behalf of the Company or any of its subsidiaries or affiliates, whether created alone or with others, during or after working hours, or (C) uses, incorporates or is based on Company equipment, supplies, facilities, trade secrets or inventions of any form or type, and (ii) that is developed, conceived or reduced to practice during the period that Executive is employed with the Company.  All Confidential Information and all Employee Developments are and shall remain the sole property of the Company or any of its subsidiaries or affiliates.  Executive shall acquire no proprietary interest in any Confidential Information or Employee Developments developed or acquired during the Term.  To the extent Executive may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Employee Development, Executive hereby assigns and covenants to assign to the Company all such proprietary rights without the need for a separate writing or additional compensation.  Executive shall, both during and after the Term, upon the Company’s request, promptly execute, acknowledge, and deliver to the Company all such assignments, confirmations of assignment, certificates, and instruments, and shall promptly perform such other acts, as the Company may from time to time in its discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend the Company’s rights in Confidential Information and Employee Developments.

                                                (e)                                  COMPLIANCE WITH POLICIES AND PROCEDURES.  During the period that Executive is employed with the Company hereunder, Executive shall adhere to the policies and standards of professionalism set forth in the Company’s Policies and Procedures applicable to all employees of the Company and its subsidiaries and/or affiliates as they may exist from time to time.

                                                (f)                                    SURVIVAL OF PROVISIONS.  The obligations contained in this Section 4 shall, to the extent provided in this Section 4, survive the termination or expiration of Executive’s employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement.  If it is determined by a court of competent jurisdiction that any restriction in this Section 4 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by applicable law.

5.                                       TERMINATION OF PRIOR AGREEMENTS.  This Agreement constitutes the entire agreement between the parties and, as of the Effective Date, terminates and supersedes (i) any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement, and (ii) the Prior Employment Agreement.  Executive and the Company acknowledge and agree that neither of them, nor anyone acting on either of their behalf, has made to the other, and is not making to the other, and in executing this

Agreement, each of them has not relied upon, any representations, promises or inducements of the other, except to the extent the same is expressly set forth in this Agreement.

6.                                       ASSIGNMENT; SUCCESSORS.  This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided that in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company (a “Transaction”) with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and in the event of any such assignment or Transaction, all references herein to the “Company” shall refer to the Company’s assignee or successor hereunder.

7.                                       WITHHOLDING.  The Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to Executive hereunder, as may be required from time to time by applicable law, governmental regulation or order.

8.                                       HEADING REFERENCES.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.  References to “this Agreement” or the use of the term “hereof” shall refer to these Standard Terms and Conditions and the Employment Agreement attached hereto, taken as a whole.

9.                                       REMEDIES FOR BREACH.  Executive expressly agrees and understands that in the event of any termination of Executive’s employment by the Company during the Term, the Company’s contractual obligations to Executive shall be fulfilled through compliance with its obligations under Section 1 of the Standard Terms and Conditions and, in the event of a termination of Executive’s employment by the Company following a Change of Control, Section 2 of the Standard Terms and Conditions.

                                                Executive expressly agrees and understands that the remedy at law for any breach by Executive of Section 4 of the Standard Terms and Conditions may be inadequate and that damages flowing from such breach are not usually susceptible to being measured in monetary terms.  Accordingly, it is acknowledged that, upon Executive’s violation of any provision of such Section 4, the Company shall be entitled to seek from any court of competent jurisdiction immediate injunctive relief a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation.  Nothing shall be deemed to limit the Company’s remedies at law or in equity for any breach by Executive of any of the provisions of this Agreement, including Section 4, which may be pursued by or available to the Company.

10.                                 WAIVER; MODIFICATION.  Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.  This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

11.                                 SEVERABILITY.  In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken.  All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect.  Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

12.                                 INDEMNIFICATION .

                                                Without limiting any of Executive’s rights to indemnification under the Company’s by-laws, articles of incorporation, applicable law or otherwise, the Company shall indemnify, defend and hold Executive harmless for any claims, costs, liabilities, expenses and judgments (including without limitation reasonable attorney’s fees and costs) arising from, in connection with or as a result of any acts and omissions in Executive’s capacity as an officer, director and/or employee of the Company and/or any of its subsidiaries to the maximum extent permitted under applicable law, including the advancement of fees and expenses.  This Section 12 shall survive the termination or expiration of Executive’s employment and this Agreement.